Exhibit 4.1

AMENDMENT NO. 1 TO WARRANTS

This Amendment No. 1 to Common Stock Purchase Warrant (this “Amendment”) dated this 12th day of January 2023, by and among 180 Life Sciences Corp., a Delaware corporation (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of outstanding warrants to purchase up to 2,571,429 shares of common stock of the Company, issued on December 22, 2022 (the “Warrants”);

WHEREAS, the Company and the Holder desire to amend the Warrants as more particularly set forth below;

WHEREFORE, the parties do hereby agree as follows:

1.       Effective upon the execution of this Amendment, the exercise date of the Warrants shall be amended to be January 12, 2023.

2.       Except as modified herein, the terms of the Warrants shall remain in full force and effect.

3.       This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

180 LIFE SCIENCES CORP.

By:	/s/ Ozan Pamir
Name:	Ozan Pamir
Title:	CFO

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Chief Investment Officer of Armistice Capital, LLC, the investment manager